Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

(412) 831-4060

CONSOL Energy Increases Earnings Outlook

Improved Coal Production Drives Higher Expected Results

PITTSBURGH (March 31, 2004) – CONSOL Energy Inc. (NYSE:CNX), a producer of high-Btu bituminous coal and coalbed methane gas, expects net income from operations to be at least $0.15 per diluted share for its first quarter ending March 31, 2004. The company previously forecasted a loss of between $0.05 and $0.10 per diluted share. In addition, the company expects to record in the quarter additional net income of approximately $1.03 per diluted share for previously announced one-time items including a gain of $13 million from the sale of its interest in a mine in Australia, and the effect of an accounting change of approximately $81 million regarding the calculation of its workers’ compensation liability.

In total, net income for the current quarter is now expected to be at least $1.18 per diluted share compared with $0.10 per diluted share for the same quarter in 2003.

The primary reasons for the improved outlook for the first quarter are better than expected coal production and higher coal prices.

“We are in a great position to reap the benefits from two years of capital investment in our coal segment,” said J. Brett Harvey, president and chief executive officer. “Our expansion projects are coming on line and our existing mines are running well at just the right time – when industry fundamentals are as strong as they have been in years.”

Harvey said it was a risk to have invested significant capital in coal during a two- year period when the coal industry and CONSOL Energy were struggling. “We have always had great confidence in the value of our coal asset base,” he said. “It was hard to stay the course during the past two years, but our commitment to our plan is now paying off.”

The company had forecast coal production for the quarter to be between 15 million and 16 million tons. The company now expects production to be at least 16.6 million tons. In addition, the company had forecast average realized prices for company-produced coal for the quarter to be in the range of $27.80 to $27.95 per ton. The company now expects average realized prices for company-produced coal for the quarter to be at least $28.50 per ton because the additional tons produced above the target were sold at higher prices than the forecast average.

In addition, the company said it expects the financial results from its gas operations to exceed the earlier forecast due to higher gas prices and lower operating costs. Production volumes are expected to be within the previously forecast range of 13.0 billion cubic feet (gross) to 13.8 billion cubic feet (gross).

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 19 bituminous coal mining complexes in seven states. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production at 12/31/03 of approximately 146 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.

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